Exhibit 99.1

Kintara Therapeutics Announces Fiscal Third Quarter 2021 Financial Results and Provides Corporate Update

SAN DIEGO, May 14, 2021 /PRNewswire/ -- https://www.kintara.com/ (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal third quarter ended March 31, 2021 and provided a corporate update.

Fiscal Third Quarter Highlights and Recent Developments

•

Commenced patient recruitment of Kintara’s VAL-083 arm of the glioblastoma multiforme (GBM) AGILE registrational study sponsored by the Global Coalition for Adaptive Research (GCAR). VAL-083 is currently the only therapeutic agent being evaluated in all three GBM patient subtypes: newly-diagnosed methylated MGMT, newly-diagnosed unmethylated MGMT, and recurrent.

•

Continued to advance development of REM-001 for the treatment of Cutaneous Metastatic Breast Cancer (CMBC), including taking critical steps toward manufacturing sufficient quantity of drug to allow for initiation and completion of our CMBC Phase 3 trial for CMBC patients.

•

Extended calendar year cash runway from previously announced Q4 2021 to Q2 2022 primarily due to the exercise of previously issued warrants as well as operational and resource synergies realized through the Adgero acquisition.

•

Enhanced corporate and scientific leadership teams with appointments of Tamara A. Seymour to the Board of Directors and Dr. Mario Lacouture to the Scientific Advisory Board with an initial focus on CMBC.

•

Completed patient enrollment of the recurrent arm of the Phase 2 clinical study of VAL-083 being conducted at the MD Anderson Cancer Center (MD Anderson) for GBM patients who have been pre-treated with temozolomide prior to disease recurrence.

•

Presented positive data updates at the American Association for Cancer Research Annual Meeting from the ongoing Phase 2 clinical studies in newly-diagnosed first-line, newly-diagnosed adjuvant, and recurrent GBM.

“As we head into the final fiscal quarter of 2021, we continue to make steady progress on our late-stage clinical pipeline, as well as making valuable additions to our leadership and advisory teams, and continuing to secure our foothold as a leader in oncology indications with clear unmet medical needs,” commented Saiid Zarrabian, Kintara’s President and Chief Executive Officer. “Commencing VAL-083’s enrollment in the GBM AGILE registrational study was a significant milestone during the period, along with continued progress with both of our ongoing Phase 2 clinical trials, of which the MD Anderson study is anticipated to report topline results in the second quarter of calendar 2021.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2021 THIRD QUARTER ENDED MARCH 31, 2021

At March 31, 2021, the Company had cash and cash equivalents of approximately $15.7 million.  The cash and cash equivalents at March 31, 2021 are expected to be sufficient to fund the Company’s planned operations into the second quarter of calendar year 2022.

For the three months ended March 31, 2021, the Company reported a net loss of approximately $6.6 million, or $0.23 per share, compared to a net loss of approximately $2.0 million, or $0.17 per share, for the three months ended March 31, 2020. For the nine months ended March 31, 2021, the Company reported a net loss of approximately $31.6 million, or $1.47 per share, compared to a net loss of approximately $5.3 million, or $0.52 per share, for the nine months ended March 31, 2020.  The increase in loss for the nine months ended March 31, 2021 compared to the nine months ended March 31, 2020 was largely due to the recognition of $16.1 million of non-cash expenses related to the acquisition of in-process research and development costs associated with the merger with Adgero Biopharmaceuticals Holdings, Inc. and an expanded rate of expenditures with the initiation of the GCAR study and REM-001 development.

Selected Balance Sheet Data (in thousands)

	March 31, 2021	June 30, 2020
	$	$
Cash and cash equivalents	15,718	2,392
Working capital	14,055	176
Total assets	18,853	2,938
Total stockholders’ equity	16,118	263

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	March 31, 2021	March 31, 2020
	$	$
Research and development	3,843	899
General and administrative	2,762	1,077
Other loss (income)	30	(19)
Net loss for the period	6,635	1,957
Series A Preferred cash dividend	2	2
Series B Preferred stock dividend	6	1
Net loss attributable to common stockholders	6,643	1,960
Basic and fully diluted weighted average number of shares	29,273	11,417
Basic and fully diluted loss per share	0.23	0.17

For the nine months ended

	March 31, 2021	March 31, 2020
	$	$
Research and development	7,784	2,332
General and administrative	7,091	3,045
Merger costs	500	-
In-process research & development	16,094	-
Other loss (income)	97	(74)
Net loss for the period	31,566	5,303
Deemed dividend recognized on beneficial conversion features of Series C Preferred stock issuance	3,181	-
Series A Preferred cash dividend	6	6
Series B Preferred stock dividend	15	6
Net loss attributable to common stockholders	34,768	5,315
Basic and fully diluted weighted average number of shares	23,701	10,117
Basic and fully diluted loss per share	1.47	0.52

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs.

Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs.  The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently conducting clinical trials to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC, who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study.  Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties.  The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.  These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2020, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com